Exhibit 99.1


        The Bon-Ton Stores, Inc. Announces Fourth Quarter and
                         Fiscal 2003 Results


    YORK, Pa.--(BUSINESS WIRE)--March 11, 2004--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the fourth quarter and fiscal year 2003 ended January 31, 2004.

    Income

    The Company reported net income in the fourth quarter of $24.4 million, or $1.52 per share, compared to net income of $15.2 million, or $1.00 per share, for the same period of fiscal 2002. For the twelve months ended January 31, 2004, the Company reported net income of $20.6 million, or $1.33 per share, versus net income of $9.6 million, or $0.62 per share, reported for the prior year.

    Sales

    As previously announced, total sales for the fourth quarter increased 87.1% to $451.4 million, including $214.4 million from the Elder-Beerman stores acquired on October 24, 2003, compared to $241.3 million reported in the comparable last year period. Fourth quarter Bon-Ton comparable store sales decreased 1.9%.
    Year-to-date total sales increased 29.8% to $926.1 million, including $229.7 million from the acquired Elder-Beerman stores, compared to $713.2 million for the same period last year. Year-to-date Bon-Ton comparable store sales decreased 2.0%.
    Elder-Beerman sales are not included in the Company's reported comparable store sales. For informational purposes only, for the twelve months ended January 31, 2004, Elder-Beerman comparable store sales decreased 2.5%, and for Elder-Beerman and Bon-Ton combined, comparable store sales for the twelve months ended January 31, 2004 decreased 2.2%.

    Gross Margin

    The gross margin rate in the fourth quarter decreased to 35.8% this year in the period versus 38.0% reported for the same period last year. In fiscal 2003, gross margin decreased to 36.4% versus 36.8% in the prior year.

    Selling, General and Administrative Expenses

    Selling, general and administrative (SG&A) expenses increased $53.9 million, including $51.8 million from Elder-Beerman operations, in the fourth quarter. The expense rate in the fourth quarter increased 0.3 percentage point to 25.2% from 24.9% reported in the same period last year. The fiscal 2003 SG&A expense rate decreased 0.9 percentage point to 29.9% from 30.8% reported for the same period last year, with an increase of $56.9 million, including $56.2 million from Elder-Beerman operations. In the second quarter 2003, the Company reported a gain on the sale of its Harrisburg distribution center of $930,000 pre-tax, or $0.04 per share, which was included in the reduction of SG&A expenses for that quarter.

    Depreciation and Amortization

    Depreciation expense for 2003 includes a $0.9 million fourth quarter asset impairment charge, $2.0 million of depreciation on Elder-Beerman assets and the previously disclosed third quarter asset impairment charge of $2.3 million which reflected the write-off of duplicate information systems software and related costs. The comparable period in 2002 includes a fourth quarter asset impairment charge of approximately $2.0 million.

    Comments

    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "Our Company nearly doubled in size in 2003 with the acquisition of The Elder-Beerman Stores Corp. The combined entity will provide greater geographic coverage and the inherent economies of scale in merchandising and operations that accompany growth of this magnitude, resulting in a significant opportunity for earnings. We are focusing our efforts on the integration of the Elder-Beerman stores, while we continue to tailor our product assortments in all markets, increase penetration of our private brands as a percentage of sales, expand our proprietary credit card customer loyalty program and increase our comparable store sales profitably. Our accomplishments in 2003 position us well to achieve our 2004 goals and to reap the benefits of the synergies associated with the merger of Elder-Beerman."
    Mr. Baireuther continued, "Our results for the full year reflect the twelve months of Bon-Ton operations and three months, nine days of Elder-Beerman operations. They also reflect preliminary purchase accounting adjustments related to the merger. While we are pleased with our fourth quarter and fiscal 2003 results, we emphasize these results are not representative of expected full year results due to the timing of the Elder-Beerman acquisition, which allowed us to include Elder-Beerman's most profitable quarter in our full year results without having to account for the first three quarters of the year, which traditionally reflect a net loss. Our earnings estimate for fiscal 2004 is a range of $1.20 to $1.40 per share."
    The Company's quarterly conference call to discuss fourth quarter and fiscal 2003 results will be broadcast live over the Internet on March 11, 2004 at 9:00 a.m. eastern time. To access the call, either visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. or dial 1-973-582-2700 at 8:55 a.m. eastern time. An online archive of the broadcast will be available within one hour after the conclusion of the call. A taped replay of the conference call will be available within two hours of the conclusion of the call until Thursday, March 25, 2004. The number to call is 1-877-519-4471 and the conference identification number is 4501421.
    The Bon-Ton Stores, Inc. operates 142 department stores in 16 states, from the Northeast to the Midwest. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. The Bon-Ton and Elder-Beerman stores also enjoy a strong reputation for providing high-quality merchandise at competitive prices delivered with top-quality service in targeted markets. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, our ability to integrate the recently acquired Elder-Beerman stores into our over-all operations, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the Company's presence in and dependence on limited geographic markets, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.




               THE BON-TON STORES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                              THIRTEEN                FIFTY-TWO
                             WEEKS ENDED             WEEKS ENDED
(In thousands except    ----------------------------------------------
 share and per share     January     February     January     February
 data)                      31,         1,          31,          1,
(Unaudited)                2004        2003        2004         2003
----------------------------------------------------------------------

Net sales                $451,416    $241,281    $926,072    $713,230
Other income, net           1,918       1,098       3,627       2,705
                       -----------------------------------------------
                          453,334     242,379     929,699     715,935
                       -----------------------------------------------
Costs and expenses:
    Costs of
     merchandise sold     289,976     149,584     588,527     450,818
    Selling, general
     and administrative   113,949      60,046     276,613     219,716
    Depreciation and
     amortization           7,017       6,452      24,234      21,301
                       -----------------------------------------------
Income from operations     42,392      26,297      40,325      24,100
Interest expense, net       3,381       1,942       7,364       8,731
                       -----------------------------------------------
Income before income
 taxes                     39,011      24,355      32,961      15,369
Income tax provision       14,618       9,134      12,360       5,764
                       -----------------------------------------------
Net income                $24,393     $15,221     $20,601      $9,605
                       -----------------------------------------------


Per share amounts --
Basic:
    Net income              $1.57       $1.01       $1.36       $0.63
                       -----------------------------------------------

Basic weighted average
 shares outstanding    15,552,210  15,068,269  15,161,406  15,192,471


Diluted:
    Net income              $1.52       $1.00       $1.33       $0.62
                       -----------------------------------------------

Diluted weighted
 average shares
 outstanding           16,075,396  15,260,979  15,508,560  15,394,231



               THE BON-TON STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

                                                   January   February
(In thousands except share and per share data)     31, 2004   1, 2003
----------------------------------------------------------------------
                                                 (Unaudited)
Assets
Current assets:
   Cash and cash equivalents                        $19,890   $16,796
   Trade and other accounts receivable, net of
    allowance for doubtful accounts and sales
    returns of $5,918 and $3,540 at January 31,
    2004 and February 1, 2003, respectively         105,060    46,735
   Merchandise inventories                          255,652   148,618
   Prepaid expenses and other current assets         14,683    12,958
   Deferred income taxes                             21,285     3,205
                                                 ---------------------
        Total current assets                        416,570   228,312
                                                 ---------------------

Property, fixtures and equipment at cost,
 less accumulated depreciation and amortization     160,923   136,201
Deferred income taxes                                11,792     3,980
Goodwill and intangible assets                        9,121     9,511
Other assets                                         12,100     4,019
                                                 ---------------------
        Total assets                               $610,506  $382,023
                                                 ---------------------

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                 $88,118   $53,367
   Accrued payroll and benefits                      36,344    14,037
   Accrued expenses                                  41,180    25,546
   Current portion of long-term debt                  1,113       715
   Current portion of obligations under capital
    leases                                            1,797       250
   Income taxes payable                              13,531     5,249
                                                 ---------------------
        Total current liabilities                   182,083    99,164
                                                 ---------------------

Long-term debt, less current maturities             170,703    64,194
Obligations under capital leases, less current
 maturities                                           1,013       468
Other long-term liabilities                          17,223     5,851
                                                 ---------------------
        Total liabilities                           371,022   169,677
                                                 ---------------------


Shareholders' equity
   Preferred Stock - authorized 5,000,000 shares
    at $0.01 par value; no shares issued                  -         -
   Common Stock - authorized 40,000,000 shares at
    $0.01 par value; issued shares of 13,055,740
    and 12,477,285 at January 31, 2004 and
    February 1, 2003, respectively                      131       125
   Class A Common Stock - authorized 20,000,000
    shares at $0.01 par value; issued shares of
    2,989,853 at January 31, 2004 and February 1,
    2003                                                 30        30
   Treasury stock, at cost - shares of 337,800
    and 277,000 at January 31, 2004 and
    February 1, 2003, respectively                   (1,387)   (1,132)
   Additional paid-in-capital                       114,687   107,415
   Deferred compensation                               (136)     (222)
   Accumulated other comprehensive income            (1,298)   (1,876)
   Retained earnings                                127,457   108,006
                                                 ---------------------
        Total shareholders' equity                  239,484   212,346
                                                 ---------------------
        Total liabilities and shareholders'
         equity                                    $610,506  $382,023
                                                 ---------------------

    CONTACT: For The Bon-Ton Stores, Inc.
             Mary Kerr, 717-751-3071